Exhibit 10.1


                               ADVISORY AGREEMENT
                               ------------------


     AGREEMENT, dated as of the 8th day of July 2010, by and between BALDWIN TECHNOLOGY COMPANY, INC., a Delaware corporation with an office at 2 Trap Falls Road, Suite 402, Shelton, CT 06484 (the "Company" or "Baldwin"), and OBX PARTNERS, LLC, a Florida limited liability company with an office at 14735, West River Road, Inglis, Florida 34449 ("OBX").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, OBX is engaged in the business of providing financial and strategic advisory services to businesses; and

     WHEREAS, the Company desires to engage OBX to provide such services to the Ad Hoc Advisory Committee of the Board of Directors of Baldwin (the "Committee"), and OBX is willing to provide such services to the Committee, subject to the terms of this Agreement;

     NOW, THEREFORE, the parties do hereby agree as follows:

     1. Services. The Company has requested that OBX act, and OBX has agreed that OBX will act, as a financial advisor and strategic consultant to the Committee, advising the Committee with regard to any transactions being contemplated by the Company or any of its subsidiaries during the term of this engagement, advising the Committee with respect to the Company's budget and business plans and advising the Committee with respect to the Company's financing needs and liquidity. Such advisory services to be rendered by OBX to the Committee are outlined in the Proposal to the Committee dated June 8th, 2010 attached hereto as Exhibit A (the "Proposal").

     2. Consideration. The Company hereby agrees that as consideration for such services rendered to the Committee:

          (a)  the Company will pay OBX $200,000 in cash as follows:
                (i)   $130,000 upon the execution of this Agreement, and
                (ii)  $70,000 on or before August 1, 2010.

          (b) the Company will grant to OBX upon the execution of this Agreement an option (the "Option") to purchase three hundred thousand (300,000) shares of the Company's Class A Common Stock (the "Shares"), at an exercise price per share of $1.26 and, in conjunction therewith, the Company and OBX will enter into the option agreement attached hereto as Exhibit B (the "Option Agreement").

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     3.   Securities Law Matters.  OBX acknowledges and agrees as follows:

          (a) Neither the Option nor the Shares, (i) have been, or will be, registered with the U.S. Securities and Exchange Commission (the "SEC") or the securities commission of any state in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act") or any state securities law and, accordingly, neither the Option nor the Shares may be offered or sold by OBX except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in accordance with applicable state securities laws; and
(ii) the Option Agreement to be delivered by the Company to OBX shall contain such representations, covenants and other terms as are customarily contained in agreements entered into in transactions involving the issuance and sale of unregistered securities.

          (b) In the performance of services under this Agreement, OBX shall at all times be and remain in compliance with all federal and state securities and other applicable laws, rules and regulations. OBX acknowledges that it is aware, and that it will so advise its representatives and affiliates who receive Confidential Information (as defined in Section 6 below) pursuant to this Agreement, that the U.S. securities laws prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell any such securities.

     4. Expenses. The Company shall reimburse OBX for all reasonable out-of-pocket expenses in connection with this Agreement and the Proposal incurred by OBX, including but not limited to, travel, long distance telephone charges, photocopying, data services, courier and messenger expenses incurred in connection with OBX's engagement under this Agreement, provided however that any individual expense or related series of expenses greater than $2,000 shall have received the approval of such person as the Committee shall have designated for such purpose.

     5. Engagement Term. The term of OBX's engagement by the Company under this Agreement (the "Engagement Term") shall expire on September 30, 2010 subject to such termination and extension provisions as follow. The Engagement Term may be terminated by either party, with a thirty (30) day advance notice to the other party and the payment of any accrued fees and expenses. The Engagement Term may be extended by the parties on a month-to-month basis on notice given prior to the Expiration Date or any monthly extension (unless the other party gives written notice of non renewal prior to the commencement of any monthly term).

     6. Confidentiality. OBX acknowledges that in connection with the services rendered pursuant to this Agreement, OBX will have access to Confidential Information which belongs to the Company and/or its subsidiaries. "Confidential Information" for purposes of this Section 6 means all information and documents, whether in written or oral form, which the Company furnishes or otherwise discloses to you or any of your representatives, whether furnished or otherwise disclosed before or after the date of this Agreement, together with all analysis, compilations, studies or other documents, records or data prepared

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by OBX or any of its representatives which contain or otherwise reflect or are generated from such information and documents. OBX agrees to treat all Confidential Information as confidential and proprietary, and not disclosed to any other person, or use or assist any other person in using, any Confidential Information other than as required by this Agreement or as necessary for the performance of services contemplated by this Agreement. Any permitted disclosure which may be necessary in connection with the performance of services pursuant to this Agreement shall be made only on a need-to-know basis to a person who has agreed to be bound by the confidentiality provisions of this
Section 6. The obligations of confidentiality shall not apply to Confidential Information which (a) is received by OBX from another party not under an obligation of confidentiality, (b) becomes public knowledge in the industry other than as a result of a violation of an obligation of confidentiality, or
(c) is required to be disclosed pursuant to law or legal process.   This Section
6 shall not affect or limit any other remedies available to the Company or any of its subsidiaries, whether wholly or partially owned by the Company or any of its subsidiaries, at law or in equity.

     7. Independent Contractors. In all matters relating to this Agreement, the Company and OBX shall act as independent contractors, neither shall be the employee of the other, and each party shall assume any and all liability for its own acts. Neither the Company nor OBX shall have any authority to assume or create obligations, express or implied, on behalf of the other party or any subsidiary or affiliate of the other party, and neither party shall have any authority to represent any other party as its agent, employee, partner or in any other capacity. Any action taken on behalf of the Company by any individual who is an officer or employee of the Company (or by an officer, partner or employee of OBX at the direction of an officer or employee of the Company or of such person as the Committee shall designate) shall be deemed for all purposes as an action by the Company.

     8. Indemnification by Company of OBX. The Company shall indemnify and hold harmless OBX, its officers, directors, members, agents, employees and counsel from and against any and all manner of loss, liability, damage and expense (including reasonable fees and expenses of counsel) which they may incur as a result of the performance of their obligations pursuant to this Agreement, including the distribution of any information or other materials concerning the Company which were prepared by or at the request of the Company in connection with the services provided for in this Agreement, except for acts or omissions of OBX constituting fraud, gross negligence, willful misconduct or a material breach of this Agreement.

     9. Indemnification by OBX of Company. OBX shall indemnify and hold harmless the Company, its officers, directors, stockholders, agents, employees and counsel from and against any and all manner of loss, liability, damage and expense (including reasonable fees and expenses of counsel) which they may incur as a result of the Company entering into this Agreement and the performance by the Company of its obligations pursuant to this Agreement, including the payment by the Company to OBX of any and all amounts in cash and the granting by the Company to OBX of the Option provided for in Section 2 and the issuance by the Company to OBX of the Shares and/or any other securities pursuant to the Option Agreement.

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

     10.  Miscellaneous.

          (a) This Agreement constitutes the entire agreement and understanding of the parties, superseding any and all prior written and prior and contemporaneous oral agreements, understandings and letters of intent, and may not be modified or amended nor may any right be waived except by a writing which expressly refers to this Agreement, states that it is a modification, amendment or waiver and is signed by both parties in the case of a modification or amendment or by the party to be charged in the case of a waiver. No course of conduct or dealing and no trade custom or usage shall be construed to modify or amend any of the provisions of this Agreement. The failure of any of the parties to this Agreement to enforce any provision of this Agreement on any occasion shall not be deemed to be a waiver of any preceding or succeeding breach of such provision or of any other provision.

          (b) This Agreement, and the respective rights, duties and obligations of the parties pursuant to this Agreement, shall be governed and construed in accordance with the laws of the State of Florida applicable to agreements executed and to be performed wholly within such State. Each of the parties hereby (i) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought exclusively in any Federal or state court in the State of Florida, and (ii) by execution and delivery of this Agreement, irrevocably submits to and accepts, with respect to its properties and assets, generally and unconditionally, the jurisdiction of the aforesaid courts.

          (c) This Agreement shall bind and inure to the benefit of the parties, and their respective successors and assigns, but may not be assigned or delegated by either party hereto without the prior written consent of the other party and any attempted assignment or delegation without such prior written consent shall be void and be of no effect.

          (d) Any notice under the provisions of this Agreement shall be given in writing and by hand, overnight courier or messenger service, against signed receipt or acknowledgment of receipt, registered or certified mail, return receipt requested, or telecopier or similar means of communication if confirmed by mail as provided in this Section 10(d), to the parties at their respective addresses set forth at the beginning of this Agreement or by telecopier to the Company at 203 402-5500 or to OBX at 877 849-7416 Notices to the parties shall be sent to the attention of the person executing this Agreement on behalf of such party. Either party may, by like notice, change the person, address or telecopier number to which notice should be sent.

          (e) If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement, shall, nevertheless, be binding upon the parties with the same force and effect as though the unenforceable part had been severed and deleted.

          (f) Each of the parties to this Agreement shall execute and deliver to the other party, without charge to the other party, any further instruments and documents and take such other action as may be requested by the other party in order to provide for the other party the benefits of this Agreement.

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          (g)  All references to the masculine, feminine and neuter genders shall include the other genders, the singular shall include the plural, and the plural shall include the singular.

          (h) This Agreement may be executed in one or more counterparts, all of which shall be deemed to be duplicate originals.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


BALDWIN TECHNOLOGY COMPANY, INC.                OBX PARTNERS, LLC


By: /s/ Mark T. Becker                          By: /s/ Peter Houchin
    -------------------                             -----------------
    Name:  Mark T. Becker                           Name: Peter Houchin
    Title: Chairman                                 Title: Managing Partner
           Ad Hoc Advisory Committee

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                                                                       EXHIBIT A
                                                                       ---------
                                    PROPOSAL
                                    --------
                   Proposal to the Ad Hoc Advisory Committee
                                     of the
                               Board of Directors
                                       of
                        Baldwin Technology Company, Inc.

June 8th 2010
This note is to summarize discussions regarding the Advisory Proposal and to outline the purpose and scope of the intended work.
All senior partners as well as support staff will be actively involved with the assignment, as the combined experiences as operating executives and Investment bankers as well as directors of companies with publicly traded securities are all relevant, if not critical, to advising the Ad Hoc Advisory Committee (the "Committee") well.
While there may be a need to refine the scope and process of the assignment to accommodate interim needs of the Committee, it is understood that the ultimate objective is the development of a comprehensive strategic plan to include identification and development of proposals and action steps to deliver enhanced shareholder value. This will require several steps, including participation in the budget preparation, review of the liquidity outlook and potential covenant stress points as well as possible options for improving the liquidity and refinancing the existing bank financing.
The following steps are planned:

PREPARATION: The documents, some of which are enumerated below, have been reviewed and are being further developed and analyzed. Further information needs will be developed as the process proceeds:
- Cash flow forecasts - short and medium term,
- Written correspondence with in connection with recent waivers,
- Forecasts of future covenant calculations,
- Details of working capital elements (receivables/payables) with aging and history,
- Capital spending budget for the coming fiscal year including any spending commitments not yet funded,
- List of all banking relationships including foreign accounts,
- Most recent Strategic Plan,
- Most recent budget and actual performance variances -- by operating unit,
- Product line information and profitability analysis.
- Organization structure and personnel including budgets  by function,
- Consolidating statements including results of foreign subsidiaries,
- Information and analyses regarding recent consideration of various value building strategies.
- Research reports about the company and other background information about the industry and competitors,
Three main tasks will then be undertaken that are expected to be completed for the Board Meeting or, should more information and analysis be required, at the latest, before the Bank submission:

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LIQUIDITY ASSESSMENT: (performed by both operating and Investment banking resources). Deliverables will incorporate tasks into the Company's cash flow reporting to the Board. Tasks will include:
(1) A review with management of the short term cash flow of the company (1-6 months), and stress test of current forecasts to identify possible risks of illiquidity and violation of covenants currently in place.
(2) A review with management of potential to provide additional short term liquidity to Company should the need arise.
(3) A review with management of all recent discussions with the Company's lenders about waivers and of all requests by the lenders,
(5) A review of Company proposed bank covenant targets related to the 2011 AOP presentation deadline,
(7) A review with management of all recent efforts to replace the company's debt and identification of prospects for replacement lenders.

BUDGET REVIEW: (performed by both operating and Investment banking resources and expected to require three weeks). No separate report will be generated; comments, analysis and recommendations to be covered in the presentation during the Board meeting and at subsequent meetings prior to the Bank submission.
Tasks will include:
(1) Review of the Budget and the Budget process with analysis of trends, divisional and product line profitability, expected economic/industry recovery, and revenue and margin assumptions,
(2) Identification through analysis and discussions with management of key risks inherent in the Budget
(3) Review with management the draft of the Budget to be presented to the banks, including challenging assumptions, discussing trade-offs between approaches and considering iterations and alternatives,
(4) Review of cash flow projections and risk areas to Company liquidity
(5) Preliminary assessment of the Budget in relation to management incentive compensation plans.

STRATEGIC REVIEW: (performed by both operating partners and investment banking partners and expected to last approximately eight to ten weeks beginning as soon as the above tasks have been completed).
Building on the process and output from the 2011 budget, embark upon the thorough strategic review of the company culminating in a new Strategic Plan. This would include: market and technology assessment, competitive position, and manufacturing, sales, and financial strategy-including the company's capital structure and its ability to attract capital in both debt and equity markets. Comprehensive analysis of the business model, the supply chain and the cost structure of the organization will be required. This will require travel to and communication with the Company's overseas operating units and key personnel.
As a part of this process, additional resources beyond the scope of this proposal may be identified and selected to ascertain the ability of the company's products/technology to compete and to satisfy its customers' needs.

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The goal would be to identify specific action plans for improving structural costs and operating results that would result in improved and sustainable shareholder value.
It would include a capital plan as well as specific goals and a revised budget for the remainder of the fiscal year.
It would also include suggested course of action for management incentive compensation.
These phases would include support for management during communication and negotiations with lenders with respect to the Plan and the Budget.
At the completion of this phase, the conclusions, recommendations and an implementation plan will be presented to the Committee.

Considering the liquidity situation at the company and the nature of the work -- to drive shareholder value, compensation is proposed that aligns our goals clearly with shareholders and with management. (As outlined in the Advisory Agreement.)
While it is the intent to remain available to management and to the Committee for routine consultation beyond the delivery and acceptance of the Strategic Plan, to the extent that additional services are proposed during the term of the Advisory Agreement or after the completion of the Strategic Plan, including, for example, potentially assisting in further negotiating with current or alternative lenders, assisting or leading the implementation of any "strategic initiatives", raising additional equity capital for the company or providing interim management or consulting services, compensation for such services would be negotiated at that time.

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                                                                       EXHIBIT B
                                                                       ---------

                             STOCK OPTION AGREEMENT
                             ----------------------


     AGREEMENT, dated as of the 8th day of July, 2010 between BALDWIN TECHNOLOGY COMPANY, INC., a Delaware corporation with an office at 2 Trap Falls Road, Suite 402, Shelton, CT 06484 (the "Company" or "Baldwin"), and OBX PARTNERS, LLC, a Florida limited liability company with an office at 14735, West River Road, Inglis, Florida 34449 (the "Option Holder").

     WHEREAS, the Company and the Option Holder entered into an Advisory Agreement, dated as of July 8, 2010 (the "Advisory Agreement") pursuant to which the Option Holder will act as a financial advisor and strategic consultant to the Ad Hoc Advisory Committee of the Board of Directors of the Company (the "Committee").

     WHEREAS, the advisory services to be rendered by the Option Holder are outlined in the Proposal to the Committee dated June 8th, 2010 attached to the Advisory Agreement as Exhibit A thereto (the "Proposal").

     WHEREAS, pursuant to the Advisory Agreement, the Company agreed, as part of the consideration for the advisory services to be rendered by the Option Holder to the Company, to grant to the Option Holder an option to purchase shares of the Company's Class A Common Stock, par value $0.01 per share ("Class A Common Stock").

     NOW, THEREFORE, the parties hereto agree as follows:

     1. The Company irrevocably granted to the Option Holder on July 1, 2010 (hereinafter called the "Date of Granting the Option") an option (hereinafter called the "Option") to purchase three hundred thousand (300,000) shares of Class A Common Stock, upon and subject to the terms and conditions set forth in this Agreement.

     2. The purchase price of the shares of Class A Common Stock subject to the Option shall be $1.26 per share.

     3. Subject to the provision that OBX shall be advised timely by the Committee of any deficiency and the necessity for remedial work to any previous submissions to the Committee, and having been granted reasonable time to correct such deficiencies, and, further subject to the provision that the Engagement Term may be extended as provided in the Advisory Agreement, if the Option Holder shall not have substantially completed the Engagement and delivered to the Committee all necessary reports and a three year strategic plan for the Company in form and substance satisfactory to the Committee, all as more fully described in the Proposal, by November 16th 2010, the date of the November Board of Directors Meeting, the Option shall terminate at 5:00 pm on that date and become null and void.

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     4.   The Option Holder may not exercise the Option prior to October 1,
2011. If the Option shall not have previously terminated pursuant to Section 3, the Option Holder may exercise the Option at any time or from time to time during the period commencing at 12:01am on October 1, 2011 and ending at 5:00 pm on September 30, 2020 as to all or any part of the total number of shares subject to the Option, but only as to a whole number of shares, and not as to less than one thousand (1,000) shares at any one time, except upon the purchase of the remaining balance of shares as to which the Option is at the time exercisable.

     5. If the Option shall not have previously terminated pursuant to Section 3, the Option shall terminate at 5:00 pm on September 30, 2020 and become null and void.

     6. The Option may not be transferred by the Option Holder except with the prior written consent of the Company.

     7. In the event of any reclassification or increase or decrease in the number of the issued shares of Class A Common Stock by reason of a split-up or consolidation of shares, the payment of a stock dividend, a recapitalization, a combination or exchange of shares, or any like capital adjustment, the number and class of shares subject to the Option and the price per share (but not the total price) shall be appropriately and equitably adjusted.

          If the Company shall be reorganized or shall merge into or consolidate with any other Company, the Option shall be adjusted so as to apply to the securities to which a holder of the number of shares of Class A Common Stock subject to the Option would have been entitled by reason of such reorganization, consolidation or merger.

          Adjustments under this Section shall be made by the Board of Directors of the Company. Such adjustments shall be binding and conclusive.

     8. Subject to the terms and conditions of this Agreement, the Option may be exercised by the Option Holder delivering written notice thereof to the Company at its office at 2 Trap Falls Road, Suite 402, Shelton, CT 06484, or at such other address as the Company may from time to time designate in writing, marked for the attention of the Secretary of the Company. Such notice of exercise shall (a) state that the Option Holder elects to exercise the Option and specify the number of shares in respect of which the Option is being exercised, (b) be accompanied by a check payable to the order of the Company in an amount equal to the full purchase price of the shares as to which the Option is being exercised, and (c) be signed by the person or persons exercising the Option. If the Option is being exercised by any person or persons other than the Option Holder, such notice shall also be accompanied by evidence satisfactory to the Company as to the right of such person or persons to exercise the Option in accordance with the provisions hereof.

          As soon as practicable after such exercise, the Company shall cause to be issued and delivered a certificate or certificates representing the shares as to which the Option has been exercised, issued in the name of the person or persons by whom the Option has been exercised. All shares issued upon exercise of the Option will be fully paid and non-assessable.

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

     9. The Option Holder hereby agrees for itself and any person or persons other than itself entitled to exercise the Option that all shares of Class A Common Stock of the Company purchased upon the exercise of the Option shall be acquired and held in compliance with the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and that there shall be furnished with each notice of exercise of the Option such documents as the Company in its discretion may deem necessary to assure compliance with the applicable rules and regulations of any governmental authority having jurisdiction over the issuance or exercise of the Option or the issuance of shares of Class A Common Stock of the Company pursuant to such exercise.

     10. If and so long as any shares of Class A Common Stock of the Company shall be listed on any national securities exchange, the Company shall not be obligated to issue shares upon the exercise of the Option unless and until authority for listing such shares on such national securities exchange upon official notice of issue has been obtained; nor shall the Company be obligated so to issue any of such shares except in compliance with the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations of the Securities and Exchange Commission.

     11. The Company shall at all times during the term of the Option reserve and keep available such number of shares of Class A Common Stock of the Company as may be required to be issued upon the exercise of the Option.

     12. The Option Holder shall not have any of the rights or privileges of a stockholder of the Company with respect to any shares of Class A Common Stock that may be purchased upon the exercise of the Option prior to the date of exercise of the Option.

     13. The Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                           BALDWIN TECHNOLOGY COMPANY, INC.


                                           By: /s/ Karl S. Puehringer
                                               ----------------------
                                               Name:   Karl S. Puehringer
                                               Title:  President

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                                           OBX PARTNERS, LLC


                                           By: /s/ Peter Houchin
                                               -----------------
                                               Name:   Peter Houchin
                                               Title:  Managing Partner


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